EXHIBIT 10.37

A-Mark Precious Metals, Inc.
Collateral Finance Corporation

EMPLOYMENT AGREEMENT
As Amended and Restated as of February 28, 2013

This Employment Agreement (this "Agreement") is an amendment and restatement as of February 28, 2013 of that Employment Agreement originally dated July 1, 2005 and most recently amended and restated as of July 1, 2010, and is between A-MARK PRECIOUS METALS, INC., a New York Corporation (the “Company”), and THOR C. GJERDRUM, an individual ("Mr. Gjerdrum"). The Company is a wholly owned subsidiary of SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (“Spectrum"), which is also a party to this Agreement. COLLATERAL FINANCE CORPORATION, a California Finance Lender (“CFC”) wholly owned by the Company, is also a party to this Agreement.

WHEREAS, the Company and Mr. Gjerdrum are parties to an Employment Agreement, dated as of July 1, 2010, as amended (as so amended but without giving effect to this amendment and restatement, the "Existing Agreement");

WHEREAS, the Existing Agreement will expire on June 30, 2013;

WHEREAS, the parties desire to amend the Existing Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Existing Agreement is hereby amended and restated in its entirety, and the Company and Mr. Gjerdrum therefore agree as follows:

1. Employment; Term. The Company and CFC hereby employ Mr. Gjerdrum, and Mr. Gjerdrum hereby accepts employment with the Company and CFC, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Gjerdrum’s employment under this Agreement (the "Term") commences on the date of this Agreement and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2015; provided, however, that if the Company gives notice to Mr. Gjerdrum not later than April 30, 2015 that it is electing to extend the Term, the Term will be extended for one year so that, as extended, the Term will terminate on June 30, 2016.

2. Duties.

(a) During the Term, Mr. Gjerdrum shall serve as the Chief Operating Officer and Executive Vice President of the Company and as President of CFC, reporting to the Chief Executive Officer of the Company. Mr. Gjerdrum will have such duties and responsibilities as are customary for Mr. Gjerdrum’s positions and any other duties or responsibilities he may reasonably be assigned by the Company, CFC or Spectrum.

(b) During the Term, Mr. Gjerdrum shall devote his full business time and best efforts to the business and affairs of the Company, CFC and Spectrum. Mr. Gjerdrum understands and acknowledges that Mr. Gjerdrum’s duties will require business travel from time to time.

3. Compensation.

(a) Commencing July 1, 2013 (the first day of fiscal 2014) and thereafter during the Term, Mr. Gjerdrum shall be entitled to receive a salary (“Base Salary”) of $375,000 for fiscal 2014, $395,000 for fiscal 2015, and, if the Term is extended pursuant to Section 1 of this Agreement, $415,000 for fiscal 2016. The obligation to pay Base Salary hereunder shall be borne 50% by the Company and 50% by CFC. Payment of the Base Salary will be in accordance with the Company's and CFC’s standard payroll practices and subject to all legally required or customary withholdings.

(b) For each of the 2014 fiscal year and fiscal years thereafter during the Term the Company and CFC shall pay to Mr. Gjerdrum an annual bonus (the "Performance Bonus"). The Performance Bonus, if any, will be based on the extent to which performance goals established by the Company and CFC for each such fiscal year have been met, as more fully set forth on Exhibit A hereto. The Company shall be obligated to pay only the portion of the Performance Bonus based on the Company’s performance and CFC shall be obligated to pay only the portion of the Performance Bonus based on CFC’s performance. Each Performance Bonus, if any, shall be paid within 15 days following the issuance of the Company’s and CFC’s financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Gjerdrum must be employed by the Company and CFC on the last day of the fiscal year to be eligible for the Performance Bonus. The amount of any bonus payable for fiscal 2013 or earlier periods shall be governed by the terms of the Existing Agreement. Under this Section 3(b), the Company’s obligation is limited to Performance Bonus relating to Company performance and CFC’s obligation is limited to Performance Bonus relating to CFC’s performance.

(c) At March 1, 2013, Spectrum shall grant to Mr. Gjerdrum 60,000 restricted stock units (the “RSUs”) settleable by issuance of shares of Spectrum’s common stock, to vest on June 30, 2015, with the RSUs to be settleable within 15 calendar days of the vesting date, subject to accelerated vesting in the event of death, Total Disability, termination by the Company not for Cause or termination by Mr. Gjerdrum for Good Reason (these terms as defined below), and otherwise subject to the additional vesting and forfeiture terms set forth in the agreement evidencing the grant of the RSUs. The RSUs shall be granted pursuant to the form of award agreement attached as Exhibit B-1 to this Agreement. In the event this Agreement is extended pursuant to Section 1 of this Agreement, then, on April 30, 2015, Spectrum shall grant to Mr. Gjerdrum 20,000 options to acquire common stock of Spectrum, to vest on June 30, 2016, at an exercise price equal to the closing price of Spectrum’s common stock on the date of grant. The options granted hereunder shall have a stated expiration date on the tenth anniversary of the date of grant, subject to earlier termination of the option term as provided in the award agreement. The Options shall be granted pursuant to the form of award agreement attached as Exhibit B-2 to this Agreement.

(d) Upon submission by Mr. Gjerdrum of vouchers in accordance with the Company’s or CFC’s standard procedures, the Company or CFC (as the case may be) shall reasonably promptly reimburse Mr. Gjerdrum for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Gjerdrum in connection with the performance of his duties under this Agreement and subject to Spectrum’s Travel and Entertainment Policy as in effect from time to time.

(e) During the Term, Mr. Gjerdrum is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company and CFC to employees of the Company (either directly or through a wholly-owned subsidiary, but without duplication of benefits), provided that the medical, group health and disability insurance benefits provided by the Company and CFC to Mr. Gjerdrum shall be, in the aggregate, substantially as favorable to Mr. Gjerdrum as those provided to Mr. Gjerdrum at July 1, 2013. Mr. Gjerdrum is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company’s policy applicable to senior executives of the Company and CFC. The Company and CFC may, in its sole discretion, at any time amend or terminate any specific benefit plan or program, but this authority does not relieve the Company of its obligations under this Section 3(e).

(f) Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company, CFC and Spectrum in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company, CFC or Spectrum and in effect at the time of payment of such compensation.

(g) Compensation payable during periods before July 1, 2013 was governed by the terms of the Existing Agreement as in effect prior to the effectiveness of this amendment and restatement of the Agreement.

4. Termination. Mr. Gjerdrum’s employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Gjerdrum’s employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a) Mr. Gjerdrum’s employment hereunder will terminate upon Mr. Gjerdrum’s death.

(b) Except as otherwise required by law, the Company and CFC may terminate Mr. Gjerdrum’s employment hereunder at any time after Mr. Gjerdrum becomes Totally Disabled. For purposes of this Agreement, Mr. Gjerdrum will be "Totally Disabled" as of the earlier of (1) the date Mr. Gjerdrum becomes entitled to receive disability benefits under the Company’s or CFC’s long-term disability plan and (2) Mr. Gjerdrum’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 90 consecutive days due to physical or mental incapacity or impairment.

(c) The Company or CFC may terminate Mr. Gjerdrum’s employment hereunder for Cause at any time after providing written notice to Mr. Gjerdrum. For purposes of this Agreement, the term "Cause" shall mean any of the following:

(1)	Mr. Gjerdrum’s neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)
any wrongful act by or omission of Mr. Gjerdrum that materially injures the reputation, business or business relationship of the Company, CFC, Spectrum or any of their affiliates, or that, in the good faith judgment of the Company or CFC, constitutes fraud or intentional misconduct;

(3)	Mr. Gjerdrum’s conviction (including conviction on a nolo contendere plea) of a felony;

(4)	the breach of an obligation set forth in Section 6;

(5)	any other material breach of this Agreement; or

(6)	any material violation of the Code of Ethics, as may be amended from time to time (the "Code of Ethics"), of the Company, CFC or Spectrum.

In the cases of "neglect or failure" to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination for Cause shall be effective only if, within 30 days following delivery of a written notice by the Company or CFC to Mr. Gjerdrum that the Company or CFC is terminating his employment for Cause (which notice shall set forth the basis of the alleged neglect, failure or breach), Mr. Gjerdrum has failed to cure the circumstances giving rise to Cause.

(d) The Company or CFC may terminate Mr. Gjerdrum’s employment hereunder for any reason, upon 30 days' prior written notice.

(e) Mr. Gjerdrum may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company and CFC. Mr. Gjerdrum also may terminate his employment hereunder without Good Reason, upon 30 days’ written notice to the Company and CFC. For the purposes of this Agreement, "Good Reason" means any of the following occurring during the Term (unless consented to by Mr. Gjerdrum in writing):

(1)
The Company or CFC decreases or fails to pay Mr. Gjerdrum’s Base Salary or Performance Bonus or the benefits provided in Section 3, provided that such decrease or failure is material within the meaning of Treasury Regulation § 1.409A-1(n);

(2)	The Company or CFC makes a material change in Mr. Gjerdrum’s job description or duties which is adverse to Mr. Gjerdrum; and

(3)	Mr. Gjerdrum’s job site is relocated to a location which is more than 30 miles from the current location, unless the parties mutually agree to relocate more than 30 miles from the current location.

A termination by Mr. Gjerdrum with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Gjerdrum to the Company and CFC that Mr. Gjerdrum is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company and CFC have failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Gjerdrum shall be effective only if the Company and CFC receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

5. Compensation Following Termination Prior to the End of the Term. In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term, Mr. Gjerdrum will be entitled only to the following compensation and benefits upon and following such termination (together with such other provisions that may be set forth in any agreement relating to stock options or other equity awards granted to Mr. Gjerdrum), with such post-termination obligations payable by the Company or CFC in accordance with their respective obligations to pay the same forms of compensation prior to termination of employment under Section 3:

(a) In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Gjerdrum’s death or Total Disability, pursuant to Section 4(a) or 4(b), Mr. Gjerdrum (or Mr. Gjerdrum’s estate, as the case may be) shall be entitled to receive payment of the following amounts as soon as practicable following the date of such termination (unless otherwise indicated below), but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, the Performance Bonus, if any, in respect of such completed fiscal year payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination; and

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Gjerdrum was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Gjerdrum’s employment terminated, payable as and when such bonus would have been paid had Mr. Gjerdrum’s employment continued, subject to Section 5(g).

(b) In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term by the Company or CFC for Cause pursuant to Section 4(c) or by Mr. Gjerdrum without Good Reason pursuant to Section 4(e), Mr. Gjerdrum shall be entitled to receive payment of the following amounts as soon as practicable following the date of such termination (unless otherwise indicated below), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, the Performance Bonus, if any, in respect of such completed fiscal year, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)	any vacation accrued and unused to the date of termination.

(c) In the event that Mr. Gjerdrum’s employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Gjerdrum with Good Reason pursuant to Section 4(e), Mr. Gjerdrum shall be entitled to receive payment of the following amounts as soon as practicable following the date of such termination (unless otherwise indicated below), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
for any fiscal year ending prior to the date of termination of Mr. Gjerdrum’s employment, the Performance Bonus, if any, in respect of such completed fiscal year, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Gjerdrum was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Gjerdrum’s employment terminated, payable as and when such Performance Bonus would have been paid had Mr. Gjerdrum’s employment continued, subject to Section 5(g); and

(6)
continued payments of Base Salary until the one-year anniversary of the date of termination of Mr. Gjerdrum’s employment, payable in installments in accordance with the Company’s and CFC’s standard payroll practices, subject to Section 5(f).

(d) The benefits to which Mr. Gjerdrum may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e) Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Gjerdrum at the time of termination of Mr. Gjerdrum’s employment prior to the end of the Term, Mr. Gjerdrum will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f) This Agreement is subject to the Spectrum’s “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” effective as of December 31, 2008.

(g) Effect of Code Sections 4999 and 280G on Payments.

(1)
In the event that Mr. Gjerdrum becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company, CFC or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Gjerdrum and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Mr. Gjerdrum with a greater net after-tax amount than would be the case if no such reduction were made.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(2)
In determining the potential impact of the Excise Tax, the Company and CFC may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company and CFC may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm or other advisor;

(B)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)
The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Gjerdrum and the Company, CFC, Spectrum or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Gjerdrum shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Gjerdrum’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Gjerdrum to itemize his deductions).

(h) In the event that Mr. Gjerdrum becomes entitled to payment of a pro rata portion of the Performance Bonus, then, in the discretion of the Company or CFC, the present value of such Performance Bonus may be paid earlier than the specified time of settlement if accelerated payment is permissible under Code Section 409A, in which case the accelerated payment shall be in full settlement of the obligation hereunder.

References to the “Company” in Sections 6 – 16 include CFC, Spectrum and affiliates, unless the context otherwise requires.

6. Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a) No Conflict; No Other Employment. During the period of Mr. Gjerdrum’s employment with the Company, Mr. Gjerdrum shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Gjerdrum’s duties hereunder nor shall Mr. Gjerdrum engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Gjerdrum shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The Company acknowledges and agrees that Mr. Gjerdrum has engaged and intends to continue to engage in certain other business transactions, subject to the approval of the Audit Committee of the Company’s Board of Directors as appropriate.

(b) Non-solicitation. In consideration of the payment by the Company to Mr. Gjerdrum of amounts that may hereafter be paid to Mr. Gjerdrum pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Gjerdrum agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, Mr. Gjerdrum shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c) Proprietary Information. Mr. Gjerdrum acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Gjerdrum covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Gjerdrum acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Mr. Gjerdrum acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Mr. Gjerdrum on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d) Confidentiality and Surrender of Records. Mr. Gjerdrum shall not during the Term or at any time thereafter (irrespective of the circumstances under which Mr. Gjerdrum’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Gjerdrum shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Gjerdrum’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Gjerdrum, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Gjerdrum will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f) Enforcement. Mr. Gjerdrum acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Gjerdrum acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Gjerdrum waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g) Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Gjerdrum’s obligations under the Company's or Spectrum’s Code of Ethics. Mr. Gjerdrum’s obligations under this Section 6 are in addition to, and not in lieu of, Mr. Gjerdrum’s obligations under such Code of Ethics. To the extent there is any inconsistency between this Section 6 and such Code of Ethics which would permit Mr. Gjerdrum to take any action or engage in any activity pursuant to this Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h)    Cooperation With Regard to Litigation. Mr. Gjerdrum agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Gjerdrum’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Gjerdrum, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys’ fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).
(i)    Non-Disparagement. Mr. Gjerdrum shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Gjerdrum from making truthful statements that are required by applicable law, regulation or legal process.
(j)    Release of Employment Claims. Mr. Gjerdrum agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination), that he will execute a general release agreement, in substantially the form set forth in Exhibit C to this Agreement, releasing any and all claims arising out of Mr. Gjerdrum’s employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Gjerdrum with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Gjerdrum’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Gjerdrum’s termination of employment. Mr. Gjerdrum shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

7. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.
c/o Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92618
Attention: General Counsel

If to CFC, to:

Collateral Finance Corporation
429 Santa Monica Boulevard Suite 230
Santa Monica, CA 90401
Attn: President

If to Spectrum, to:

Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92618
Attention: General Counsel

If to Mr. Gjerdrum, to:

Mr. Thor C. Gjerdrum
1137 Embury St.
     Pacific Palisades, Ca. 90272

8. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Gjerdrum, and Mr. Gjerdrum’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9. Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. Gjerdrum by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties (or between Mr. Gjerdrum and Spectrum Numismatics, Inc.) with respect to the subject matter of this Agreement.

10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Gjerdrum. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Gjerdrum in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Gjerdrum’s employment hereunder, or of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(f), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13. Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14. Binding Arbitration. (a) Any controversy, dispute or claim arising out of or relating to the interpretation, performance or breach of this Agreement, or Mr. Gjerdrum’s employment or termination of employment hereunder, shall be resolved by binding arbitration, at the request of either party, in Los Angeles County, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law. The arbitrators shall issue a statement of findings of facts. The arbitrators shall be deemed to have “exceeded his powers” for purposes of California Code of Civil Procedure Sections 1286.2 or 1286.6 if they commit errors of law or legal reasoning. The award of the arbitrators may be vacated or corrected pursuant to California Code of Civil Procedure. If for any reason a court of competent jurisdiction refuses to review the arbitration award for errors of law or legal reasoning, then, at the request of either party, a three-person private review panel shall hear such matters. Each of the parties shall select one member of the private review panel, and these two panel members shall select the third member of the panel. Any judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. In the event of any such arbitration, the prevailing party shall be entitled to receive, in addition to any award or judgment, full costs, including reasonable attorneys’ fees and costs incurred in connection with such proceeding or arbitration.

(b)     Nothwithstanding the foregoing, any action or proceeding (1) seeking injunctive relief pursuant to Section 6(f) hereof, (2) arising in connection with an arbitration proceeding brought under this Section 14, or (3) relating to any matter which is not legally arbitrable for any reason, shall be instituted and prosecuted in the state courts of the State of California, County of Los Angeles, or the federal district court in and for the Central District of California located in Los Angeles, and each party waives the right to change the venue.

15. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 20, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

16. Mitigation. In no event shall Mr. Gjerdrum be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Gjerdrum obtains other employment.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:_______________________________
Name: Greg Roberts
Title: CEO

COLLATERAL FINANCE CORPORATION

By:_______________________________
Name: Greg Roberts
Title: President

SPECTRUM GROUP INTERNATIONAL, INC.

By: ___________________________
Name: Carol Meltzer
Title: Executive Vice President

______________________________
THOR C. GJERDRUM
Exhibit A

A-Mark Precious Metals, Inc.
Collateral Finance Corporation

Performance Bonus Terms -- Thor C. Gjerdrum

This Exhibit to the Employment Agreement, as amended and restated as of February XX, 2013 (the “Employment Agreement”), between A-Mark Precious Metals, Inc. (the “Company”) and Collateral Finance Corporation (“CFC”) and Thor C. Gjerdrum, sets forth the terms of the opportunity of Mr. Gjerdrum to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of the Company’s fiscal years 2014 and 2015 and, if the Term is extended pursuant to Section 1 of the Employment Agreement, fiscal year 2016, Mr. Gjerdrum will have the opportunity to earn a Performance Bonus as follows, subject to satisfaction of the conditions of the Employment Agreement:

Company Performance Bonus: If the Company has positive Pre-Tax Profits (as defined below) for a given fiscal year, the Performance Bonus relating to the Company shall equal the following:

•	1.0% of Company Pre-Tax Profits up to $10 million of Company Pre-Tax Profits; plus

•	1.5% of Company Pre-Tax Profits in excess of $10 million up to $25 million; plus

•	3.0% of Company Pre-Tax Profits in excess of $25 million.

CFC Performance Bonus: If CFC has Pre-Tax Profits (as defined below) for a given fiscal year of at least $1.0 million, the Performance Bonus relating to CFC shall equal the following:

•	10.0% of CFC Pre-Tax Profits; plus

•
3.3333% of CFC Pre-Tax Profits if, in the fiscal year, CFC adds at least five new customers with a minimum of $3.0 million in loans earning a spread of at least 400 basis points on a gross profit basis and, in the indicated fiscal year, a total minimum number of customers exceeding 70 in fiscal 2014, exceeding 75 in fiscal 2015 and exceeding 80 in fiscal 2016; plus

•	3.3334% of Pre-Tax Profits if Pre-Tax Profits in the fiscal year exceeds $1.6 million; plus

•
3.3333% of Pre-Tax Profits if, during two quarters in the indicated fiscal year, the “loan book” (i.e. the daily grand total principal due (total loans receivable balance for all borrowers) calculated as an average at each month end exceeds $60 million for fiscal 2014, exceeds $75 million for fiscal 2015 and exceeds $90 million for fiscal 2016.

If any bonus amounts are to be paid to Mr. Gjerdrum in excess of the amounts set forth above, such amounts shall be as determined by the Compensation Committee of the Board of Directors of Spectrum (and corresponding authoritative bodies of the Company and CFC).

Pre-Tax Profits means net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining Pre-Tax Profits.

•	The positive or negative effects of foreign currency exchange shall be eliminated from net income in determining Pre-Tax Profits.

•	Any bonus compensation payable to Greg Roberts shall be excluded in the calculation of net income in determining Pre-Tax Profits.

•
Except for the above items, no adjustment shall be made to Pre-Tax Income; thus, for clarity, other extraordinary expenses and all bonus compensation accruals shall remain included in the calculation of net income in determining Pre-Tax Profits.

Company Pre-Tax Profits refers to Pre-Tax Profits of the Company and CFC Pre-Tax Profits refers to Pre-Tax Profits of CFC.
Exhibit B-1

[RSU Agreement]

EXHIBIT B-2

[Option Agreement]

Exhibit C
RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with A-Mark Precious Metals, Inc. (“A-Mark”) and Collateral Finance Corporation (“CFC”) effective July 1, 2010 (the “Employment Agreement,” to which Spectrum Group International, Inc. (“Spectrum”) is a party), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge A-Mark, CFC and Spectrum, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. § 46a-51 et seq., [add references to California laws?] and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company’s equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name:
Signature:	Date:
Received by:	Date:

Spectrum – sign off on Section re RSUs

Attachment: Attachment 1 – Schedule of Termination Payments and Benefits